Exhibit 99.2

SECURITIES PURCHASE AGREEMENT

DATED DECEMBER 18, 2012

BY AND BETWEEN

CLAL FINANCE, LTD., AS SELLER

AND

TAMCO HOLDINGS, LLC, AS PURCHASER

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT is entered into this 18th day of December, 2012, by and between Clal Finance, Ltd., a corporation organized under the laws of Israel (“Seller”), and TAMCO Holdings, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

A.     Seller is the registered and beneficial owner of 10,585,400 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Titanium Asset Management Corp., a Delaware corporation (the “Company”);

B.     The Company, directly or through its subsidiaries, is engaged in the business of providing investment advisory services to institutional, retail and individual clients (the “Business”);

C.     Seller desires to sell, and Purchaser desires to purchase, all of the shares of Common Stock owned by Seller (the “Transferred Shares”), free and clear of all Liens of any kind;

D.     The Purchaser is wholly owned by entities controlled by certain employees and officers of the Company and it subsidiaries; and

E.      Each term defined in this Agreement shall have the meaning ascribed to it in Article II.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Purchaser and Seller hereby agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1              Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, the Transferred Shares, free and clear of all Liens of any kind.

1.2              Payment of the Purchase Price. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall pay an aggregate purchase price for the Transferred Shares an amount of U.S. $18,500,000 in cash (the “Purchase Price”)

1.3              Withholding. Whereas the Company has provided a statement, pursuant to Treasury Regulations §§ 1.897-2(h) and 1.1445-2(c)(3), substantially in the form attached hereto as Schedule 1.3, that the Company is not, and has not throughout the time period referred to in Section 897(c)(1)(A)(ii)(II) of the Code been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code (the “FIRPTA Certificate”), Purchaser shall not be entitled to deduct and/or withhold from any amounts payable under this Agreement to the Seller.

ARTICLE II
DEFINITIONS

2.1           General. Each term defined in the first Article of this Agreement and in the Recitals shall have the meaning set forth below whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

2.2           Definitions. As used herein, the following terms shall have the meanings ascribed to them in this Section 2.2:

Agreement. This Securities Purchase Agreement, together with all Exhibits and Schedules referred to herein, as amended, modified or supplemented from time to time in accordance with the terms hereof.

Authority. Any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator or any public, private or industry regulatory authority, whether foreign, federal, state or local.

Business. As defined in the Recitals hereto.

Business Day. Any day other than a Saturday, Sunday or a day on which banks in New York, New York or in Tel Aviv, Israel are not open for business.

Closing. The actual sale, conveyance, transfer, assignment and delivery of the Transferred Shares to Purchaser.

Closing Date. The date hereof (upon compliance of the obligations set forth in Sections 5.3 and 5.4 hereof).

Code. Internal Revenue Code of 1986, as it may be amended from time to time.

Common Stock. As defined in the Recitals hereto.

Company. As defined in the Recitals hereto.

Contracts. All contracts, leases, subleases, arrangements, commitments and other agreements, whether written or oral, including, without limitation, all license agreements, customer agreements, vendor agreements, purchase orders, installation and maintenance agreements, computer software licenses, hardware lease or rental agreements.

Law. Any law, statute, regulation, rule, ordinance, judgment, order, decree, requirement, announcement or other binding action or requirement of an Authority.

Liability. Any liability, debt, loss, damage, adverse claim, or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses (including attorneys fees and costs of investigation) relating thereto.

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Lien. Any lien (statutory or other), mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, lease, covenant, condition, restriction, option to purchase, right of first refusal, encumbrance, claim change, preference, right-of-way, easement, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

Order. Any decree, order, judgment, writ, award, injunction, stipulation or consent of or by an Authority.

Permits. All qualifications, registrations, filings, privileges, franchises, immunities, licenses, permits, authorizations and approvals of any Authority.

Person. Any natural person, corporation, limited liability company, partnership, firm, joint venture, joint-stock company, trust, association, unincorporated entity or organization of any kind, Authority or other entity of any kind.

Purchase Price. As defined in Section 1.2.

Purchaser. As defined in the heading hereto.

Purchaser Indemnified Parties. As defined in Section 8.2.

Seller. As defined in the heading hereto.

Seller Indemnified Parties. As defined in Section 8.3.

2.3           Interpretation. Unless otherwise expressly provided or unless the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); and (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of an Authority, Persons succeeding to the relevant functions of such Person).

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchaser to enter into and perform this Agreement, and in consideration of the covenants of Purchaser contained herein, Seller represents and warrants to Purchaser as of the date hereof (which representations and warranties shall survive the Closing regardless of any examinations, inspections, audits and other investigations Purchaser has heretofore made, or may hereafter make, with respect to such representations and warranties) as follows:

3.1              Status of Seller, Enforceability, Conflicts, Consents, Title.

(a)                Seller has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Seller of this Agreement (and any other agreement to which Seller is a party delivered in connection herewith), and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized and approved by all necessary action on the part of Seller.

(b)               This Agreement (and any other agreement to which Seller is a party delivered pursuant to Section 5.3(d) hereof), is binding upon, and enforceable against, Seller in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally and by general principles of equity (whether in a proceeding at law or in equity).

(c)                Neither the execution or delivery of this Agreement (and any other agreement to which Seller is a party delivered pursuant to Section 5.3(d) hereof), by Seller nor the performance by Seller of its obligations under this Agreement or thereunder will conflict with or result in a breach of any of the terms or provisions of, or constitute a default under (with or without notice, lapse of time or both), (i) any Contract or Permit to which Seller is a party or is bound or any Order or Law applicable to Seller, or (ii) any provision of the memorandum or articles of association, by-laws or other organizational or charter documents of the Seller.

(d)               No consent, approval, Permit, Order or authorization of, or registration, declaration or filing with any Authority or any other Person is required to be obtained or made by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(e)                Seller is the record and beneficial owner of 10,585,400, Transferred Shares free and clear of all Liens of any kind. Such Transferred Shares constitute the only equity interests in the Company owned by Seller.

(f)                No legal or administrative suit, action, arbitration or other proceeding or governmental investigation is pending or, to Seller’s knowledge, threatened against the Seller or the Company that would encumber or affect the title or interest of the Purchaser in the Transferred Shares or that would prevent or affect the consummation of the transactions contemplated hereunder or the ownership of the Transferred Shares by the Purchaser following the Closing Date.

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3.2              Ownership of the Company.

(a)                To the Seller’s knowledge, there are 20,634,232 shares of Common Stock outstanding as of the date hereof. Seller is the registered and beneficial owner of the Transferred Shares free and clear of all Liens of any nature whatsoever; and Seller has the sole right to vote and to sell the shares owned by Seller.

(b)               To the best knowledge of Seller, other than the shares of Common Stock referenced in subsection (a) above, there are no outstanding warrants, options, agreements, convertible or exchangeable securities, phantom stock or other commitments pursuant to which the Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company and no equity securities of the Company are reserved for issuance for any purpose.

3.3              Broker’s or Finder’s Fees. Seller has not dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement and no other Person is entitled to any commission or finder’s fee in connection with the transactions contemplated hereunder.

3.4              Ordinary Conduct. Since December 31, 2011, to the Seller’s knowledge:

(a)                the Company has not amended or modified the certificate of incorporation or by-laws thereof;

(b)               the Company has not issued or approved for issuance any equity securities of any kind (including securities convertible into equity securities);

(c)                the Company has not declared or paid (by dividend or otherwise) any amounts or assets to its shareholders; and

(d)               the Company has not agreed, whether in writing or otherwise, to do any of the foregoing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into and perform this Agreement, and in consideration of the covenants of Seller contained herein, Purchaser represents and warrants to Seller as of the date hereof (which representations and warranties shall survive the Closing regardless of any examinations, inspections, audits and other investigations Seller has heretofore made, or may hereafter make, with respect to such representations and warranties) as follows:

4.1              Status of Purchaser. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

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4.2              Authority of Purchaser. Purchaser has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Neither the execution or delivery of this Agreement by Purchaser nor the performance by Purchaser of its obligations under this Agreement will conflict with or result in a breach of any of the terms or provisions of, or constitute a default under (with or without notice, lapse of time or both), (i) any Contract, lease, license, franchise, Permit, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which Purchaser is a party or is bound, (ii) its certificate of formation or limited liability company agreement or (iii) any applicable Law or Order.

4.3              Due Authorization. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized and approved by all necessary action on the part of Purchaser.

4.4              Enforceability. This Agreement is binding upon, and enforceable against, Purchaser in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally and by principles of equity (whether in a proceeding at law or in equity).

4.5              Consents. No consent, approval, Permit, order or authorization of, or registration, declaration or filing with, any Authority or any other Person is required to be obtained or made by Purchaser in connection with its execution and delivery of this Agreement or the performance by it of its obligations hereunder.

4.6              Status of Purchaser. The Purchaser is wholly owned by entities controlled by certain employees and officers of the Company or its subsidiaries, and such employees and officers have knowledge of the Company’s Business, assets, Liabilities and financial condition (provided, nothing in this Section 4.6 shall limit, mitigate or modify the representations set forth in Article III).

The Purchaser further confirms that it is an experienced, sophisticated and knowledgeable investor in the securities of companies and is capable of evaluating the risks of this type of investment and sustaining a loss of its entire investment and has the capacity to protect its own interest in connection with the transaction contemplated by the Agreement.

4.7              As–is Sale. Other than the representations and warranties set forth in Section 3 above, the Transferred Shares are being transferred, assigned and sold to the Purchaser “AS-IS”, without any other representations or warranties, express or implied.

4.8              Board Appointments. The persons listed in Schedule 4.8 (the “Designated Directors”) for appointment to the board of directors of the Company are eligible for such appointment, as required under Law.

4.9              Broker’s or Finder’s Fees. Purchaser has not dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement, and no Person engaged by Purchaser is entitled to any commission or finder’s fee in connection with the sale of the Transferred Shares to Purchaser.

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ARTICLE V
CLOSING

5.1              Time and Place. The Closing shall take place with the execution of this Agreement, at the offices of Seller in Tel Aviv, Israel.

5.2              Closing Transactions. All documents and other instruments required to be delivered at the Closing shall be regarded as having been delivered simultaneously, and no document or other instrument shall be regarded as having been delivered until all have been delivered.

5.3              Deliveries by Seller to Purchaser. At the Closing, Seller shall deliver (or cause to be delivered) to Purchaser:

(a)                (i) stock certificates representing 10,458,400 of the Transferred Shares (the “Certificated Shares”), together with duly executed share transfer deeds with respect thereto; and (ii) evidence of written instructions to the Seller's broker (Oppenheimer) for the transfer of 100,000 of the Transferred Shares (the “Broker Shares”) to a broker account of the Purchaser to be provided by Purchaser prior to Closing.

(b)               resignations of the directors and officers of the Company identified on Schedule 5.3(b), effective as of the Closing;

(c)                a Form W-8BEN properly executed by Seller;

(d)               the Seller Release executed by Seller in the form attached hereto as Exhibit A;

(e)                a legal opinion from counsel to Seller opining as to the authorization and legality of the transactions hereunder in the form attached hereto as Exhibit B;

(f)                such other instruments and document as are required by any other provisions of this Agreement to be delivered on the Closing Date by Seller to Purchaser;

(g)               an irrevocable power of attorney in favor of Purchaser enabling Purchaser to exercise all voting and other rights attaching to the Transferred Shares in the form attached hereto as Exhibit C; and

(h)               Seller shall have taken any and all such actions as are necessary to appoint the Designated Directors to the Board of Directors of the Company effective immediately prior to the Closing.

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5.4              Deliveries by Purchaser to Seller. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

(a)                The Purchase Price via wire transfer of immediately available funds to an account designated in writing by Seller prior to the date hereof (the ”Designated Account”) with a swift confirmation number evidencing such wiring to be provided;

(b)               the Purchaser Stockholders Release executed by each employee and officer of the Company or its subsidiaries who is a direct or indirect stockholder of the Purchaser, in the form attached hereto as Exhibit D;

(c)                a legal opinion from counsel to Purchaser opining as to the authorization and legality of the transactions hereunder in the form attached hereto as Exhibit E; and

(d)               such other instruments and documents as are required by any other provisions of this Agreement to be delivered on the Closing Date by Purchaser to Seller.

ARTICLE VI
OTHER AGREEMENTS

6.1              Post-Closing Covenant by Purchaser. The Purchaser shall cause the Company, during the three (3) year period following the Closing Date, to obtain or maintain, concurrent with or immediately following the Closing, a prepaid directors’ and officers’ liability insurance policy or policies (i.e., “tail coverage”) for those directors of the Company in office immediately prior to Closing, for acts or omissions occurring prior to the Closing Date the material terms of which, including coverage and amount, are materially equivalent to those of the Company’s current directors’ and officers’ liability insurance policy.

6.2              Further Assurances. At any time and from time to time from and after the Closing, Seller and Purchaser shall, at the request of the other, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and other documents and perform or cause to be performed such acts and provide such information, as may reasonably be required to evidence or effectuate the sale, conveyance, transfer, assignment and delivery to Purchaser of the Transferred Shares or for the performance by either Seller or Purchaser of any of their other respective obligations under this Agreement.

6.3              Confidentiality.

(a)                The parties hereto agree with respect to the terms and conditions of this Agreement, including, without limitation, the Purchase Price, and all information that is furnished or disclosed by the other party (collectively, “Confidential Information”), that (i) such Confidential Information is confidential and/or proprietary to the furnishing/disclosing party and entitled to and shall receive treatment as such by the receiving party; and (ii) the receiving party will hold in confidence and not disclose (other than to its employees, officers, directors, stockholders, agents and professional advisors) nor use (except in respect of the transactions contemplated by this Agreement) any such Confidential Information, treating such Confidential Information with the same degree of care and confidentiality as it accords its own confidential and proprietary information; provided, however, that the receiving party shall not have any restrictive obligation with respect to any Confidential Information which (A) is made legitimately available to the receiving party by a third party without breach of any confidentiality obligation, (B) is or becomes publicly known through no wrongful act or omission of the receiving party, (C) is known by the receiving party without any proprietary restrictions by the furnishing/disclosing party at the time of receipt of such Confidential Information, or (D) is required by Law to be disclosed.

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(b)               Each party hereto acknowledges that the remedy at law for any breach by either party of its obligations under Section 7.3(a) is inadequate and that the other party shall be entitled to equitable remedies, including an injunction, in the event of breach of any other party.

6.4              Publicity. Seller and Purchaser agree that a mutual public announcement concerning the transactions contemplated hereby shall be issued by both parties, as required by Law or the rules or regulations of any Authority having jurisdiction over either of the parties. Such public announcement, substantially in the form attached hereto as Schedule 6.4, to be pre-approved in writing by both parties.

6.5              Designated Account. Seller shall maintain the Purchase Price delivered hereunder in the Designated Account until the earlier of: (1) such date as the Company has delivered written confirmation reasonably satisfactory to the Purchaser that the transfer of the Transferred Shares has been recorded on the books and records of the Company in the name of the Purchaser (it being agreed among the parties hereto that the delivery of a .pdf share certificate reflecting such transfer shall constitute reasonably satisfactory confirmation), or (2) the lapse of 30 days following the Closing Date.

ARTICLE VII
INDEMNIFICATION

7.1              Survival of Representations, Warranties and Indemnity. The representations and warranties of the parties hereto contained in Articles III and IV and the indemnification obligations contained in Sections 7.2(a) and 7.3(a) shall survive the Closing until the expiration of any statute of limitations under applicable Laws relating thereto (after taking into account any waiver, extension, mitigation or tolling thereof) plus a period of thirty (30) days; provided, that if at the stated expiration of any indemnification obligation there shall be pending any indemnification claim by a Person, such Person shall continue to have the right to seek such indemnification with respect to such claim notwithstanding such expiration.

7.2              Indemnification by Seller. Seller shall indemnify, defend and hold harmless Purchaser and its respective shareholders, members, employees, officers, directors, managers and agents (collectively, the “Purchaser Indemnified Parties”) after the Closing Date from and against any direct Liability (including reasonable legal and accounting fees incurred in defending or prosecuting any claim for any such Liability); provided, however, that such Liability shall be limited, in the aggregate, to the Purchase Price (other than for claims for fraud), arising out of, relating to or resulting directly from:

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(a)                the breach of any representation or warranty of Seller contained in this Agreement; or

(b)               the failure by Seller to perform any of its covenants or obligations hereunder.

7.3              Indemnification by Purchaser. Purchaser agrees to indemnify, defend and hold harmless Seller (a “Seller Indemnified Party”) after the Closing Date from and against any direct Liability (including reasonable legal and accounting fees incurred in defending or prosecuting any claim for any such Liability, loss or damage) arising out of, relating to or resulting directly from:

(a)                the breach of any representation or warranty of Purchaser contained in this Agreement; or

(b)               the failure by Purchaser to perform any of its covenants or obligations hereunder.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

8.1              Notices. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (b) if given by certified or registered mail, return receipt requested, postage prepaid, three (3) Business Days after being deposited in the U.S. mails and (c) if given by courier or other means, when received or personally delivered, and, in any such case, addressed as follows:

(i) if to Purchaser:

TAMCO Holdings, LLC

c/o Winston & Strawn LLP

35 W. Wacker Driver

Chicago, IL 60601

Attention: Robert Brooks

Telephone: 312-209-9965

and

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601

Attention: Gregory J. Bynan

Telephone: (312) 558-5600

Facsimile: (312) 558-5700

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and

Climaco, Wilcox, Peca, Tarantino & Garofoli Co., L.P.A.

55 Public Square, Suite 1950

Cleveland, OH 44113

Attention: Thomas J. Tarantino

Telephone: (216) 621-8484

Facsimile: (216) 771-1632

(ii) if to Seller:

Clal Finance, Ltd.

Rubenstein House

37 Menachem Begin Road

Tel Aviv 65 220 ISRAEL

Attention: Yoram Naveh

Telephone: +972-3-7611984

Facsimile: +972-77-6383418

and

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

One Azrieli Center, Round Tower

Tel Aviv 67201 ISRAEL

Attention: Aya Yoffe, Adv.

Telephone: +972-3-6074464

Facsimile: +972-3-6074422

or to such other addresses as may be specified by any such Persons to the other Persons, pursuant to notice given by such Person in accordance with the provisions of this Section 8.1.

8.2              Assignment. No party may assign or transfer any or all of its rights or obligations under this Agreement without the prior written approval of all the other parties; provided further, that at any time Purchaser may collaterally assign its rights hereunder to any reputable commercial bank providing financing to Purchaser in connection with the transactions contemplated hereby.

8.3              Benefit of the Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be construed so as to confer any right or benefit upon any Person, other than the parties hereto, the Purchaser Indemnified Parties, the Seller Indemnified Parties and their respective successors and permitted assigns.

8.4              Exhibits and Schedules. The Exhibits and Schedules hereto shall be construed with and as an integral part of this Agreement to the same effect as if the contents thereof had been set forth verbatim herein.

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8.5              Headings. The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

8.6              Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and no other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound thereby and dated on or after the date hereof.

8.7              Modifications and Waivers. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the date hereof and signed by Purchaser and Seller. No waiver of any breach, term or condition of this Agreement by any party shall constitute a subsequent waiver of the same or any other breach, term or condition.

8.8              Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.9              Severability. In case any one or more of the provisions contained herein for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

8.10          GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE (EXCLUSIVE OF THE CONFLICT OF LAW PROVISIONS THEREOF).

8.11          Expenses. Other than as specifically provided in this Agreement, each party hereto shall pay all of its own costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

It is hereby clarified that any stamp duty due, if applicable, in connection with the transfer of the Transferred Shares, shall be paid by the Purchaser.

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8.12          JURISDICTION; WAIVER OF JURY TRIAL; VENUE.

(a)                EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE SOUTHERN DISTRICT OF NEW YORK, NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT IN THE COURTS OF ANY OTHER JURISDICTION.

(b)               EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(c)                EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY FEDERAL COURT SITTING IN THE SOUTHERN DISTRICT OF NEW YORK, NEW YORK. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

8.13          Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled under the terms and conditions of this Agreement, at law or in equity.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement the date first written above.

TAMCO HOLDINGS, LLC

By: /s/ Robert Brooks

Title: Co-Chief Executive Officer

By: /s/ Brian L. Gevry

Title: Co-Chief Executive Officer

CLAL FINANCE, LTD.

By: /s/ Yoram Naveh

Title: Chief Executive Officer

By: /s/ Dror Biran

Title: General Counsel